UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Satellogic Inc.

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April 23, 2026

Dear Fellow Stockholders:

On behalf of the Board of Directors (the “Board”) of Satellogic Inc. (“Satellogic”), it is my pleasure to invite you to Satellogic’s Annual Meeting of Stockholders (the “Annual Meeting”), to be held virtually on June 3, 2026, at 11:30 a.m. Eastern Time.

This past year marked a transformative chapter in our continuing growth story. Revenue in 2025 grew 38% to $17.7 million, with the fourth quarter alone accelerating to 94% year-over-year growth, while total operating expenses for the year declined 25%. We completed our domestication to the United States, unlocking U.S. government and defense contracting potential, and signed landmark sovereign deals for our first European satellite deployment and the expansion of partnerships in Australia, India, and Albania. We ended the year with $94.4 million in cash, the strongest balance sheet in our history, and $65.1 million in non-cancellable remaining performance obligations that provide clear multi-year revenue visibility.

In 2026, we are moving from selling images to delivering continuous intelligence. Our new product, Aleph Observer, is live today, providing persistent daily monitoring of hundreds of sites with built-in AI analytics, shifting our business toward recurring subscription revenue. In addition, we are building Merlin, a fully customer-funded constellation designed to remap the entire planet every day at 1-meter resolution with onboard AI processing. The first Merlin satellite launch is targeted for October 2026 and full operations in the first half of 2027. Satellogic is at a genuine inflection point, and we look forward to demonstrating what this means in the year ahead.

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how the Board operates and provides compensation and other information about the management team and Board.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I strongly encourage you to vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy or voting instruction card. For instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or the section entitled “How do I vote?” on page 5 of the Proxy Statement. If you received a paper copy of the Proxy Statement, please use your enclosed proxy card to vote.

On behalf of the Board and the officers and employees of Satellogic, I would like to take this opportunity to thank you for your continued support of our company.

Sincerely,

Emiliano Kargieman
Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS	1
QUESTIONS AND ANSWERS ABOUT VOTING AT THE 2026 ANNUAL MEETING AND RELATED MATTERS	4
PROPOSAL 1 - ELECTION OF DIRECTORS	8
CORPORATE GOVERNANCE	12
PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Independent Registered Public Accounting Firm Fees and Services	22
Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services	22
Audit Committee Report	23
EXECUTIVE OFFICERS	24
EXECUTIVE COMPENSATION	25
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	29
Principal Holders of Stock	29
Common Stock Ownership by Directors and Executive Officers	30
OTHER MATTERS	31
Stockholder Proposals for 2027 Annual Meeting of Stockholders	31
List of Stockholders Entitled to Vote at the Annual Meeting	31
Communication with Satellogic’s Board of Directors	31
Available Information	32
Electronic Delivery	32
Householding	32

Satellogic Inc.

210 Delburg Street

Davidson, NC 28036

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Date and Time: June 3, 2026 at 11:30 a.m., Eastern Time

Location: Virtual at www.virtualshareholdermeeting.com/SATL2026

Record Date: April 10, 2026

Business To Be Conducted:

1.	Elect the two Class II nominees named in the accompanying Proxy Statement as Class II directors for terms expiring at the 2029 Annual Meeting of Stockholders.

2.	Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (“Fiscal 2026”).

3.	Transact such other business as may properly come before the 2026 Annual Meeting of Stockholders or any adjournments or postponements thereof.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote your shares “FOR” the election of each of the director Class II nominees named in the Proxy Statement and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2026.

The Board has fixed the close of business on April 10, 2026, as the record date for determining the stockholders having the right to vote at the meeting or any adjournment thereof. A list of such stockholders will be available for examination by stockholders for any purpose germane to the meeting during ordinary business hours at our corporate office during the ten days prior to the meeting.

The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”) is first being mailed on or about April 23, 2026 to all stockholders entitled to vote at the Annual Meeting. The accompanying Proxy Statement and our Annual Report can be accessed by visiting www.proxyvote.com. You will be asked to enter the 16-digit control number located on the Notice, your proxy card or the instructions that accompanied your proxy materials to attend the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting, please refer to the section entitled “How do I vote?” on page 5 of the Proxy Statement. Returning the proxy does not deprive you of your right to attend the Annual Meeting or to vote your shares at the Annual Meeting. The Notice also provides instructions on how to obtain paper copies of the proxy materials, if preferred.

We appreciate your continued support.

By order of the Board of Directors,

Emiliano Kargieman

Director and Chief Executive Officer

April 23, 2026

PROXY STATEMENT

Proxy Statement for Annual Meeting of Stockholders to be held on June 3, 2026

You are receiving this Proxy Statement because you own shares of common stock of Satellogic Inc. (“Satellogic,” “the Company,” “we,” “our” and “us”) that entitle you to vote at the 2026 Annual Meeting of stockholders (the “Annual Meeting”). Our Board of Directors (the “Board”) is soliciting proxies from stockholders who wish to vote at the Annual Meeting. By use of a proxy, you can vote even if you do not attend the Annual Meeting. This Proxy Statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Only holders of record at the close of business on April 10, 2026 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment, continuation or postponement of the Annual Meeting. At the close of business on the Record Date, there were 132,660,856 shares of our Class A common stock outstanding and 10,582,641 shares of Class B common stock outstanding. Each share of Class A common stock is entitled to one vote on each proposal, and each share of Class B common stock is entitled to 1.472467906 votes on each proposal, subject to automatic adjustment pursuant to the terms of our Certificate of Incorporation (the “Charter”).

Date, Time and Location of the Annual Meeting of Stockholders

We will hold the Annual Meeting on June 3, 2026, at 11:30 a.m. Eastern Time. The meeting will be held virtually at www.virtualshareholdermeeting.com/SATL2026. For instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials mailed on or about April 23, 2026 or the section entitled “How do I vote?” on page 5 of the Proxy Statement.

QUESTIONS AND ANSWERS ABOUT VOTING AT
THE 2026 ANNUAL MEETING AND RELATED MATTERS

What is the date, time and place of the annual meeting?

The Annual Meeting will be held on June 3, 2026, at 11:30 a.m. Eastern Time. The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/SATL2026.

What is the purpose of the annual meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, consisting of the:

1.	election of the two Class II nominees named in this Proxy Statement as Class II directors for a three-year term expiring at the 2029 Annual Meeting of Stockholders;

2.	ratification of the selection of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for Fiscal 2026;

3.	any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Only our stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the Record Date, there were 132,660,856 shares of Class A common stock and 10,582,641 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. The Class A common stock and Class B common stock is collectively referred to herein as the “common stock.”

What are the voting rights of the holders of our common stock?

Holders of Class A common stock are entitled to one vote per share on each matter that is submitted to stockholders for approval. Holders of Class B common stock are entitled to 1.472467906 votes per share, subject to automatic adjustment pursuant to the terms of our Charter.

Who can attend the meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum and why is a quorum required?

A quorum is required to transact business at the Annual Meeting. The holders of a majority in voting power of the issued and outstanding shares of common stock as of the Record Date, present or represented by proxy and entitled to vote, will constitute a quorum. Proxies received but marked as abstentions, if any, proxies returned without making any selections, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will reconvene the Annual Meeting at a later date.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with Satellogic’s transfer agent, Continental Stock Transfer and Trust Company, you are considered the “stockholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or nominee, you are considered the “beneficial owner” of shares held in street name. Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered the “stockholder of record” with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following its instructions for voting.

How do I vote?

To be valid, your vote by internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.

	IF YOU ARE A STOCKHOLDER OF RECORD	IF YOU ARE A BENEFICIAL OWNER

By Internet	www.proxyvote.com	www.proxyvote.com

By Telephone	1-800-690-6903	1-800-690-6903

By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

(1) Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our Proxy Statement and annual report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”) online. Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet or telephone should understand that, while neither we nor Broadridge Financial Solutions, Inc. (“Broadridge”) charge any fees for voting by internet or telephone, there may still be costs, such as usage charges from internet access providers and telephone companies, for which you are responsible. Internet and telephone voting will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m. Eastern Time on June 2, 2026. To vote by internet or by telephone, you will need your control number found in the Notice or, if you received a printed copy of the proxy materials, on your proxy card.

What am I being asked to vote on?

At the Annual Meeting you will be asked to vote on the following two proposals.

Proposal	Board Recommendation

1.    To elect two Class II directors for a three-year term expiring at the 2029 Annual Meeting of Stockholders.

2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2026.

FOR EACH NOMINEE NAMED IN THE PROXY STATEMENT FOR

We will also consider such other business that properly comes before the Annual Meeting.

What vote is required to approve each item?

Proposal	Stockholder Vote Required for Approval	Voting Options	Broker Routine Voting Allowed?	Impact of Abstain Votes

(1) Election of Directors	Plurality of votes cast	FOR WITHHOLD(1)	No(2)	N/A

(2) Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal 2026	Majority in voting power of shares present and entitled to vote thereon	FOR AGAINST ABSTAIN	Yes(3)	Against(4)

(1)	Votes that are “WITHHELD” will not count as a vote “FOR” or “AGAINST” a director because the candidates who receive the highest number of “FOR” votes are elected under a plurality voting standard.
(2)	Broker non-votes will have no effect on the outcome of Proposal 1.
(3)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
(4)	Abstentions will count as a vote “AGAINST” Proposal 2.

The inspector of election for the Annual Meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. Other than Proposal 2, none of the proposals described in this Proxy Statement are related to “routine” matters. As a result, a broker will not be able to vote your shares with respect to Proposal 1 absent your voting instructions.

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the two director nominees in Proposal 1 and “FOR” Proposal 2. If other matters properly come before the meeting, Rick Dunn, as proxy, will have the authority to vote on those matters for you at his discretion. As of the date of this Proxy Statement, we are not aware of other business to be acted upon at the Annual Meeting other than as disclosed in this Proxy Statement.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote at the Annual Meeting should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting at the Annual Meeting, by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares of Satellogic in more than one account. To ensure that all your shares are voted, sign and return each proxy card.

Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card you receive.

Where can I find voting results of the Annual Meeting?

We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Current Report on Form 8-K filed within four business days after the Annual Meeting.

Who will count and certify the votes?

Representatives of Broadridge and our Corporate Secretary will count the votes and certify the election results.

Who pays for costs relating to the proxy materials and annual meeting of stockholders?

The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. We have engaged Broadridge to assist us in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting for an estimated cost of $40,000.00 plus expenses. Our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may also request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

Who should I call with other questions?

If you have additional questions about this Proxy Statement or the meeting or would like additional copies of this Proxy Statement or our Annual Report, please contact: Satellogic Inc, 210 Delburg Street, Davidson, NC 28036, Attention: Investor Relations, email: IR@satellogic.com.

PROPOSAL 1 - ELECTION OF DIRECTORS

Under our Charter, directors are elected for a three-year term expiring at the annual meeting of stockholders to be held in the third year following the year of his or her election or until his or her successor is elected and qualified. Upon the recommendation of the Nominating and Corporate Governance Committee (the “Governance Committee”), our Board has nominated the following two Class II directors for re-election at the Annual Meeting: Tom Killalea and Miguel Gutiérrez (collectively, the “Director Nominees”). The Board has nominated each of these persons to serve as a director for a three-year term that will expire at the 2029 Annual Meeting of Stockholders, and each has consented to serve if elected.

We believe that each of our nominated directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because the Board believes each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his field, has an understanding of the interests and issues that are important to our stockholders and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Set forth below is information relating to each nominee’s and each continuing director’s business experience, qualifications, attributes and skills and the reasons the Governance Committee and the Board believe that each individual is a valuable member of the Board. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The age of each individual below is as of April 23, 2026.

Class II — Nominees for Terms Expiring in 2029

Peter Thomas Killalea

Age: 58

Director since 2022

Committees: Audit, Compensation, Governance

Tom Killalea, a seasoned technology executive and advisor, has deep expertise in product development, digital innovation, customer experience, and security.

From November 2014 to December 2021, Mr. Killalea was the President of Aoinle, a consulting firm. From May 1998 to November 2014, Mr. Killalea served in various leadership roles at Amazon, most recently as its Vice President of Technology for the Kindle Content Ecosystem. He led Amazon’s Infrastructure and Distributed Systems team, which later became a key part of the Amazon Web Services Platform. Prior to that, he served as Amazon’s Chief Information Security Officer and Vice President of Security.

Mr. Killalea is Chairman of the board of MongoDB (NASDAQ: MDB), and serves on the board of Capital One (NYSE: COF) and of Akamai (Nasdaq: AKAM). He previously served on the board of Xoom (acquired by PayPal) from March 2015 to November 2015 and Carbon Black (acquired by VMware) from April 2017 to October 2019. He also currently serves on the editorial board of ACM Queue (Association for Computing Machinery). He holds a B.Ed. in Education from the National University of Ireland, and a B.S. in Computer Science from Trinity College Dublin.

Miguel Gutiérrez

Age: 67

Director since 2022

Committees: Governance

Mr. Gutiérrez is a Partner and Head of Private Markets at The Rohatyn Group (TRG), overseeing the firm’s private equity, private credit and infrastructure strategies. He is a member of TRG’s Executive Committee and is based in Montevideo. Mr. Gutiérrez has over 30 years of experience in international financial markets, with the majority of this time dedicated to emerging markets. Prior to joining TRG in October 2004, Mr. Gutiérrez served as the Chairman and CEO of the Telefónica Group in Argentina and Chairman of Grupo Concesionario del Oeste S.A. He also served as the non-executive Chairman of YPF S.A. from April 2016 to December 2019. Earlier in his career, Mr. Gutiérrez held numerous senior positions at J.P. Morgan over 21 years, most recently as the Head of Global Emerging Markets Sales, Trading, and Research and prior to that as the Head of Latin America Emerging Markets. Under Mr. Gutiérrez's direction, J.P. Morgan established and cemented its leadership position in emerging markets sales, trading, and research. At the beginning of his time with J.P. Morgan, Mr. Gutiérrez held various senior positions, including Head of European Interest Rate Management and Treasury Manager in both Madrid and Buenos Aires. Mr. Gutiérrez currently serves as a member of the boards of directors of CapAsia (Singapore) and Pecom Energía (Argentina). Mr. Gutiérrez holds an Advanced Management Program — AMP degree from IAE — Universidad Austral in Argentina.

Class III — Continuing Directors Whose Terms Expire in 2027

Emiliano Kargieman

Age: 50

Director since 2021

Committees: Finance

Emiliano Kargieman is the Chief Executive Officer and co-founder of Satellogic. Over the past 25+ years, his career has taken him across the world having served many roles in the technology sector.

Prior to Satellogic, Mr. Kargieman co-founded three companies: Core Security Technologies, where he developed the first automated penetration testing software with clients such as Apple, Cisco, Homeland Security, NSA, NASA, Lockheed Martin, and DARPA; Aconcagua Ventures, a group focused on investing in high-tech startups across Latin America and developing them into global businesses; and GarageLab, a problem-solving laboratory with an innovative multidisciplinary approach involving science, technology, art, and business. Additionally, he has served as an independent consultant and member of the Special Projects Group at the World Bank. Mr. Kargieman serves on the board of directors of Officina Stellare (Italy).

Mr. Kargieman has a formal background in Number Theory and Philosophy.

Kelly J. Kennedy

Age: 57

Director since 2024

Committees: Audit (Chair), Finance, Compensation

Ms. Kennedy joined the Company’s Board in September of 2024. Ms. Kennedy is a seasoned financial executive with over 30 years of experience in finance, operations, and strategic growth. Since November 2023, Ms. Kennedy has served as the Chief Financial Officer of Willow Innovations, Inc. She previously served as Executive Vice President, Chief Financial Officer of The Honest Company, Inc., from January 2021 to September 2023. Prior to joining the Honest Company, Ms. Kennedy served as Chief Financial Officer of The Bartell Drug Company, a family-owned pharmacy chain, from September 2018 until its sale to Rite Aid in December 2020. Prior to that, Ms. Kennedy served as the Chief Financial Officer of Sur La Table, Inc. from June 2015 to September 2018, as the Chief Financial Officer of See’s Candies from January 2014 to June 2015 and as the Chief Financial Officer and Treasurer of Annie’s Inc. from August 2011 to November 2013.

Ms. Kennedy has served on the board of directors of Vital Farms, Inc. (Nasdaq: VITL), since December 2019, where she is the chair of its audit committee and a member of its compensation committee. Ms. Kennedy also currently serves on the board of directors of Good RX, Inc. (Nasdaq: GDRX), since December of 2023, where she is a member of its audit and risk committees. Ms. Kennedy received her M.B.A. from Harvard Business School and her B.A. in Economics from Middlebury College.

Class I — Continuing Directors Whose Terms Expire in 2028

Ted Wang

Age: 56

Director since 2022

Committees: Audit, Compensation (Chair), Governance (Chair)

Mr. Wang is a partner at Cowboy Ventures, a prominent venture capital firm located in Palo Alto, California and an executive coach who works with a number of emerging tech executives and venture capitalists. Ted is also a board member of several other companies including Drata, Vic.ai, Arcol and Contra. Prior to joining Cowboy, Mr. Wang was a partner at the law firm of Fenwick & West where he was recognized as one of the country’s leading technology lawyers. During that time, Mr. Wang worked with many of the top technology companies of the era, including Facebook, Twitter, Dropbox, Square, Figma and Zuora. From years at the boardrooms of these companies, Mr. Wang has learned from the best and the brightest founders, investors, and outside board members.

Mr. Wang has a bachelor’s degree from Duke University and a J.D. from the University of Virginia School of Law.

Steven T. Mnuchin, Chairman of the Board

Age: 63

Director since 2022

Committees: Finance (Chair)

Former Secretary Mnuchin serves as the Managing Partner of Liberty Strategic Capital and chairs the firm’s Investment Committee. Liberty Strategic Capital is a Washington, DC-based private equity firm focused on strategic investments in technology, financial services and fintech, and new forms of content. The firm was founded in 2021 and has made significant investments in technology and cybersecurity companies.

Prior to founding Liberty, Mr. Mnuchin served as the 77th Secretary of the Treasury from February 2017 through January 2021. As Secretary of the Treasury, Mr. Mnuchin was responsible for leading the U.S. Treasury, whose mission is to maintain a strong economy, foster economic growth, and create job opportunities by promoting the conditions that enable prosperity at home and abroad. He was also responsible for strengthening national security by combating economic threats and protecting the U.S. financial system, as well as managing the U.S. government’s finances. Former Secretary Mnuchin also oversaw cybersecurity for the financial services sector and all U.S. Treasury bureaus including the IRS.

Former Secretary Mnuchin played a pivotal role in advancing the President’s economic agenda, including the passage and implementation of the Tax Cuts and Jobs Act and the CARES Act. He also led the U.S. Treasury Department’s regulatory reform efforts. Former Secretary Mnuchin was chair of the Committee on Foreign Investment in the United States (CFIUS) and was a member of the National Security Council. He was responsible for using economic tools to combat terrorist financing and other threats to the United States and its allies.

Prior to his confirmation as Secretary of the Treasury, he served as Founder, Chairman, and Chief Executive Officer of Dune Capital Management. He founded OneWest Bank Group LLC and served as its Chairman and Chief Executive Officer until its sale to CIT Group Inc. Earlier in his career, former Secretary Mnuchin worked at The Goldman Sachs Group, Inc., where he was a Partner and served as Chief Information Officer. He has extensive experience in global financial markets and investments.

Former Secretary Mnuchin has served on the board of directors of Lionsgate Studios Corp. (NYSE: LION), since January 2026 and Flagstar Bank, N.A. (NYSE: FLG, FLG-PA, FLG-PU) since March 2024, where he serves as the Chair of the Nominating and Corporate Governance Committee and member of the Compensation Committee and Executive Committee.

Former Secretary Mnuchin is committed to philanthropic activities and previously served as a member of the boards of directors of the Museum of Contemporary Art, Los Angeles (MOCA), the Whitney Museum of Art, the Hirshhorn Museum and Sculpture Garden on the Mall, the UCLA Health System, the New York Presbyterian Hospital, and the Los Angeles Police Foundation. He was born and raised in New York City. Former Secretary Mnuchin holds a B.A. from Yale University.

Joseph F. Dunford, Jr.

Age: 70

Director since 2022

Committees: None

General Joseph Dunford serves as a Senior Managing Director for Liberty Strategic Capital and as a member of the firm’s Investment Committee. He also serves on the board of directors of Liberty Strategic Capital portfolio company Zimperium (since 2022). Prior to joining Liberty, he previously served as the 19th Chairman of the Joint Chiefs of Staff, the United States’ highest-ranking military officer. In this role, he was the senior ranking U.S. officer and principal military advisor to the President, Secretary of Defense, and National Security Council from 2015 to 2019.

General Dunford was commissioned in 1977 and served as a U.S. Marine Corps infantry officer at all levels, to include commanding the 2nd Battalion, 6th Marines and 5th Marine Regiment during Operation Iraqi Freedom. He also served as the Assistant Division Commander of the 1st Marine Division in Iraq, Commanded I Marine Expeditionary Force, and served as the Commander, Marine Forces U.S. Central Command. He served as the 36th Commandant of the Marine Corps, the Assistant Commandant of the Marine Corps and commander of all U.S. forces and NATO forces in Afghanistan.

General Dunford graduated from Boston College High School and Saint Michael's College. He also earned master’s degrees in government from Georgetown University and in International Relations from the Fletcher School of Law and Diplomacy, Tufts University. He currently serves as chairman of the board of directors for the Injured Marine Semper Fi & America’s Fund which supports wounded, ill, and injured active duty personnel and veterans from all U.S. armed services. He also is Chairman of the Board of the Adams Presidential Center. He also serves as a member of the boards of directors for the Lockheed Martin Corporation (NYSE: LMT), Bessemer Securities Corporation, the Atlantic Council, and the Travis Manion Foundation.

Required Vote

Director nominees are elected by a plurality of the votes cast at the Annual Meeting, meaning that the nominees receiving the highest number of “FOR” votes will be elected.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” each of the Director Nominees.

CORPORATE GOVERNANCE

The Board is committed to strong corporate governance. We believe strong corporate governance promotes the long-term interests of stockholders, strengthens board and management accountability and helps build public trust in our Company. The Board and its committees have adopted policies and processes that foster effective board oversight of critical matters such as strategy, risk management, including cybersecurity, financial and other controls, human capital and sustainability considerations, compliance and management succession planning. The Board reviews our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices, taking into consideration the perspectives of our stockholders. Through our website, www.satellogic.com, our stockholders have access to key corporate governance documents such as our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters of each committee of the Board.

The following sections provide an overview of our corporate governance structure, policies and processes, including key aspects of the Board operations.

Board Structure and Composition

Our business and affairs are managed under the direction of our Board, which currently consists of seven members. Our Charter provides for a classified board of directors, with members of each class serving staggered three-year terms. At each annual meeting of stockholders, the successors of the directors whose terms expire at that meeting are elected to hold office for a term expiring at the annual meeting held in the third year following the year of his or her election. We currently have three directors in Class I, and two directors in each of Classes II and III. The terms of the directors in Classes III and I expire at the annual meetings in 2027 and 2028, respectively. Our stockholders are being asked to elect our Class II directors to serve for a three-year term expiring at the 2029 Annual Meeting of Stockholders.

The roles of Chairman of the Board and Chief Executive Officer are separate. Our independent directors meet separately in executive sessions on a regular basis, typically during a portion of, or immediately after, each regularly scheduled meeting of our Board. Mr. Mnuchin, our Chairman, presides at all meetings of the Board and of the stockholders. Our Corporate Governance Guidelines also provide that if the Chair is not an independent director and the Board determines that the appointment of a lead director (“Lead Director”), who shall be an independent director, is in the best interests of the Company and its stockholders, then the independent directors may appoint a Lead Director. The Board believes that its current leadership structure is appropriate for the Company because it separates the leadership of the Board from the day-to-day leadership of the Company. The Board also believes that separating the position of Chairman from Chief Executive Officer at this time better positions the Board to evaluate the performance of management and enables the Chairman to provide guidance to the Chief Executive Officer.

Director Independence

The Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person who, in the opinion of the Board, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Mr. Wang, Ms. Kennedy, Mr. Killalea, and Mr. Gutiérrez qualify as “independent directors,” as defined under the Nasdaq listing standards. As required by Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Director Candidates

The Governance Committee considers possible director nominee candidates from many sources, including management and stockholders.

The Governance Committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the Governance Committee. In identifying individuals to nominate for election to our Board, the Governance Committee, to the extent it deems relevant in its sole discretion, seeks candidates that, among other things, have:

●	demonstrated notable or significant achievements in business, education or public service;
●	possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of diverse skills, perspectives and backgrounds to its deliberations; and
●	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

Prior to the nomination of a director for re-election, the Governance Committee reviews the performance of each director whose term is expiring and determines whether that director should be nominated for election to an additional term following an assessment of the director’s performance. If the Governance Committee or the Board decides to nominate a new candidate for election, the Governance Committee identifies the desired skills and experience of any new nominee in light of the criteria above.

In selecting Board nominees, the Governance Committee strives to maintain a Board that reflects a broad spectrum of experience and personal backgrounds. These criteria will vary over time depending on the needs of the Board. Accordingly, the Board may adopt new criteria and amend or abandon existing criteria as and when it determines such action to be appropriate.

If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above.

Board Committees

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, and the Finance Committee. All the members of our Audit Committee, Governance Committee and the Compensation Committee are independent directors under applicable Nasdaq listing standards and SEC rules. The majority of the Finance Committee is composed of non-independent directors. In addition, all the members of our Audit Committee are currently independent under Section 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and will continue to be upon the conclusion of the Annual Meeting. The charter for each of the committees is available on our website at www.investors.satellogic.com.

In 2025, our Board held 3 meetings. Each member of the Board attended at least 75% of the meetings held by the Board and the committees on which he or she served in 2025. The following table shows the members of each committee as of the end of the 2025 fiscal year, as well as the number of meetings held during the 2025 fiscal year.

Name	Audit Committee	Compensation Committee(1)	Nominating and Corporate Governance Committee(2)	Finance Committee
Emiliano Kargieman	-	-	-	Member
Ted Wang	Member	Chair	Chair	-
Kelly J. Kennedy	Chair	Member	-	Member
Steven T. Mnuchin	-	-	-	Chair
Joseph Dunford	-	-	-	-
Peter Thomas Killalea	Member	Member	Member	-
Miguel Gutiérrez	-	-	Member
Meetings held in 2025	5	3	3	7

(1)	On October 7, 2025, Ms. Kennedy replaced Mr. Mnuchin on the Compensation Committee.
(2)	On October 7, 2025, Mr. Gutiérrez replaced Mr. Mnuchin on the Governance Committee.

Board members are generally expected to attend our annual meetings of stockholders, either in person, by phone or by other remote communication. All of the members of the Board were present at the 2025 Annual Meeting of Stockholders.

Audit Committee

Our Audit Committee is responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm their independence from management;

●	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●

overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the United States Securities and Exchange Commission (the “SEC”);

●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related person transactions; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our Audit Committee consists of Kelly Kennedy, as Chairperson, and Ted Wang and Tom Killalea, as members. Each qualifies as an independent director under applicable Nasdaq listing standards and SEC rules with respect to Audit Committee membership. In addition, all of the Audit Committee members meet the requirements for financial literacy under applicable Nasdaq listing standards and SEC rules and Ms. Kennedy qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The written charter for the Audit Committee is available on our website at https://investors.satellogic.com.

Nominating and Corporate Governance Committee

Our Governance Committee is responsible for, among other things:

●

determining the qualifications, qualities, skills and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director;

●

evaluating the current composition, organization and governance of the Board and its committees, determining future requirements and making recommendations to the Board for approval consistent with the criteria approved by our Board;

●

searching for, identifying, evaluating and selecting, or recommending for selection by the Board, candidates to fill new positions or vacancies on the Board consistent with the criteria approved by our Board, and reviewing any candidates recommended by stockholders;

●

reviewing and considering any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of our certificate of incorporation and bylaws;

●

evaluating the performance of individual members of the Board eligible for re-election, and selecting, or recommending for the selection of the Board, the director nominees by class for election to the Board by the stockholders at the annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected;

●

considering the Board’s leadership structure, including the appointment of a Lead Director of the Board, for specific purposes, and making such recommendations to the Board with respect thereto as the Governance Committee deems appropriate;

●	developing and reviewing periodically the policies and procedures for considering stockholder nominees for election to the Board;

●

evaluating the “independence” of directors and director nominees against the independence requirements of the securities exchange on which our securities are listed, applicable rules and regulations promulgated by the SEC and other applicable laws;

●

approving, or recommending to the Board for approval, and periodically reviewing the policies and procedures for director candidates, the stockholder communications policy and the external communications policy, and approving, or recommending to the Board for approval, any changes the Governance Committee deems appropriate.

Our Governance Committee consists of Ted Wang, as Chairperson, and Tom Killalea and Miguel Gutiérrez, as members. Each of Mr. Wang, Mr. Killalea and Mr. Gutiérrez qualify as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to nominating committee membership. The written charter for the Governance Committee is available on our website at https://investors.satellogic.com.

Compensation Committee

Our Compensation Committee is responsible for, among other things:

●	providing oversight and advising the Board on the Company’s compensation policies, plans and benefits programs, as well as overall compensation philosophy;

●	reviewing and making recommendations to the Board regarding the compensation of the Company’s directors and executive officers; and

●	administering our equity compensation plans.

Our Compensation Committee consists of Ted Wang, as Chairperson, and Kelly Kennedy and Tom Killalea, as members. Each of Mr. Wang, Ms. Kennedy and Mr. Killalea qualify as independent directors under applicable Nasdaq listing standards and SEC rules with respect to compensation committee membership. The written charter for the Compensation Committee is available on our website at https://investors.satellogic.com.

Finance Committee

Our Finance Committee is responsible for, among other things:

●

assisting the Board with monitoring and overseeing our financial performance and, in particular, our liquidity position and capital expenditures, and collaborating with our officers and staff concerned with our finances so as to monitor our financial performance;

●	monitoring and overseeing our financial performance and providing recommendations to the Board on our capital management strategy;

●

subject to the parameters set forth by the Board from time to time, overseeing, reviewing and approving, as necessary or appropriate, our key treasury and financing activities including, but not limited to, delegation of authority matrix, investment policy, capital structure and fundraising;

●

determining the terms of and approving transactions between us and one or more of our affiliated entities (irrespective of how many intermediate parent companies or entities exist between us and such affiliates); and

●

causing us or any of our affiliates (as applicable) to incorporate, register or form any new company or other legal entity as a new affiliate from time to time, and to open accounts with any bank or financial institution with respect to any new or existing affiliate.

Our Finance Committee consists of Steven Mnuchin as Chairperson and Kelly Kennedy and Emiliano Kargieman as members. Ms. Kennedy qualifies as an independent director under applicable Nasdaq listing standards and SEC rules. Neither Mr. Mnuchin nor Mr. Kargieman are independent directors. We are not required to have a finance committee. Nevertheless, we have determined that the fact that our Finance Committee is not entirely composed of independent directors does not materially or adversely affect the ability of our Finance Committee to conduct its business in our best interests. The written charter for the Finance Committee is available on our website at https://investors.satellogic.com.

Code of Ethics/Related Party Transactions Policy

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors, officers and employees. We also have a Code of Ethics for Chief Executive Officer and Financial Officers (the “Financial Code of Ethics”) that applies to our Chief Executive Officer and financial officers, including the Chief Financial Officer and other employees performing similar functions. The Code of Ethics and Financial Code of Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Code of Ethics also contains a 24-hour Compliance Hotline to anonymously report compliance or ethics concerns. These submissions, if any, are reviewed at least quarterly by the Audit Committee. A copy of the Code of Ethics (which includes the Financial Code of Ethics) is available on our website at investors.satellogic.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website rather than by filing a Current Report on Form 8-K.

The Board adopted a written policy regarding related party transactions (the “Related Party Transactions Policy”) that sets forth the procedures for the review and approval or ratification of Related Party Transactions (as defined below).

A “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A “Related Party” means:

●	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

●	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

●

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

●

any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Related Party Transactions are referred to the Audit Committee or, in the event that the Audit Committee includes one or more directors with a material financial interest in the Related Party Transaction, then in lieu of the Audit Committee, the Related Party Transaction will be reviewed by, and approved by the affirmative vote of, the majority of the members of the Board who are disinterested directors.

Certain Relationships and Related Transactions

In connection with going public in January 2022, we entered into the Liberty Subscription Agreement with an entity controlled by Mr. Mnuchin (the “Liberty Investor”), pursuant to which, among other things, we agreed to issue shares of Class A common stock and warrants to purchase Class A common stock. A letter agreement we entered into in connection with the Liberty Subscription Agreement also provided for an advisory fee payable to the manager of the Liberty Investor (the “Liberty Manager”) by Satellogic in exchange for advisory services to be provided to Satellogic from time to time until a Cessation Event (as defined in the letter agreement). For so long as a Cessation Event had not occurred, $1.25 million was to be paid in cash on the 18-month anniversary of February 10, 2022 and on the last day (or, if not a business day, the immediately following business day) of each of the following five successive three-month anniversaries of February 10, 2022 (each, an “Advisory Fee Cash Payment” and together, the “Advisory Fee Cash Payments”), representing an aggregate of up to $7.5 million in Advisory Fee Cash Payments. During the fiscal year ended December 31, 2025, the Company paid the full $7.5 million owed to the Liberty Manager for the Advisory Fee Cash Payments and no further Advisory Fee Cash Payment is owed to the Liberty Manager.

We are party to that certain Investment Agreement, dated May 6, 2022, by and between the Company and Officina Stellare S.p.A. (“OS”), pursuant to which the Company purchased 5% of OS’s outstanding common shares for $3.7 million and OS issued 524,715 stock warrants to the Company, giving the Company the right to convert each warrant into a single common share over a period of up to 36 months, which expired on December 31, 2025. Additionally, on January 17, 2022, we entered into a master supply agreement with OS aimed at regulating the terms and conditions under which we will purchase from OS, and OS will sell or provide to the us, certain products and ancillary services to be integrated into our satellites. We made purchases totaling $0.8 million from OS in the year ended December 31, 2025 and there was $0.4 million owed to OS and included in accounts payable at December 31, 2025. Emiliano Kargieman, our Chief Executive Officer, is a member of the OS board of directors.

On April 9, 2025, we entered into that certain Second Amended Sales Agreement, by and among the Company, Cantor Fitzgerald & Co. (“CF&Co.”) and Northland Securities, Inc. (the “Second A&R Sales Agreement”), pursuant to which CF&Co. was acting as a sales agent relating to the sale of Class A common stock by the Company having an aggregate offering price of up to $50,000,000 in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933 (the “Securities Act”). Pursuant to the Second A&R Sales Agreement, when designated as sales agent for a particular sale, CF&Co. was paid a commission, in cash, at a fixed rate of 3.0% of the gross sales price per share sold under the Second A&R Sales Agreement. CF&Co. was also entitled to reimbursement for certain specified expenses, including the fees and disbursements of CF&Co.’s legal counsel. Total gross sales under the Second A&R Sales Agreement were $9.5 million. On January 26, 2026, the amount of Class A common stock registered for sale pursuant to the Second A&R Sales Agreement was reduced to $0.00.

On March 30, 2026, we entered into a Sales Agreement (the “Sales Agreement”) with CF&Co., Craig-Hallum Capital Group LLC, Northland Securities, Inc. and Roth Capital Partners, LLC, each acting as a sales agent, pursuant to which the Company may offer and sell, from time to time, through the sales agents, shares of the Company’s Class A common stock, having an aggregate offering amount of up to $50,000,000 in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act. Pursuant to the Sales Agreement, when designated as sales agent for a particular sale, CF&Co. will be paid a commission, in cash, at a fixed rate of up to 3.0% of the gross sales price per share sold under the Sales Agreement. CF&Co. is also entitled to reimbursement for certain specified expenses, including the fees and disbursements of CF&Co.’s legal counsel. No sales have been made under the Sales Agreement.

On April 15, 2025, we entered into a securities purchase agreement with the purchaser party thereto, pursuant to which the Company agreed to issue and sell in a registered direct offering (the “Registered Direct Offering”), 6,451,612 shares of the Company’s Class A common stock at an offering price of $3.10 per share. The gross proceeds to the Company from the Registered Direct Offering were approximately $20.0 million, before deducting the placement agent’s fees and estimated offering expenses payable by the Company. Closing of the Registered Direct Offering occurred on April 16, 2025. CF&Co. acted as the exclusive placement agent (the “Placement Agent”) for the Registered Direct Offering, pursuant to that certain Placement Agent Agreement (the “Placement Agent Agreement”), dated April 15, 2025, by and between the Company and the Placement Agent. Pursuant to the Placement Agent Agreement, the Company agreed to pay the Placement Agent a cash fee equal to 4.0% of the aggregate gross proceeds raised in the Registered Direct Offering.

On October 15, 2025, we entered into an Underwriting Agreement with CF&Co., as representative of the underwriters named therein, in connection with an underwritten public offering of 27,692,308 shares of the Company’s Class A common stock, at a public offering price of $3.25 per share. Under the terms of the Underwriting Agreement, the Company granted the underwriters a 30-day option to purchase up to 4,153,846 additional shares of Class A common stock. The option expired unused. The gross proceeds to the Company from the offering were $90 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. All of the shares were sold by the Company and the offering closed on October 17, 2025.

Board Role in Management of Risk

The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management, including cybersecurity. Our Board believes its administration of its risk oversight function has not negatively affected our Board’s leadership structure.

Anti-Hedging Policy

Under our Insider Trading Compliance Policy, our directors and certain other senior officers are prohibited from pledging the Company’s securities as collateral for a loan or hedging Company securities. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put option or put equivalent position or call option or call equivalent position) with respect to any Company securities or with respect to any security that includes, relates to, or derives any significant part of its value from such securities.

Insider Trading Policy

We have adopted an Insider Trading Compliance Policy applicable to our directors, officers, and employees, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the Nasdaq listing standards. Our Insider Trading Compliance Policy prohibits our employees and related persons and entities from trading in securities of the Company and other companies while in possession of material, nonpublic information. Our Insider Trading Compliance Policy also prohibits our employees from disclosing material, nonpublic information of the Company, or another publicly traded company, to others who may trade on the basis of that information. Additionally, directors and certain officers and employees are subject to routine and non-routine blackout periods during which times trading in our securities is not permitted, as well as pre-clearance procedures to ensure compliance with applicable internal policies. The foregoing summary of our Insider Trading Compliance Policy does not purport to be complete and is qualified by reference to our Insider Trading Compliance Policy, a copy of which can be found as Exhibit 19 to our Annual Report.

Clawback Policy

We have adopted a Clawback Policy to comply with applicable laws and NYSE listing standards, which provides that all or a portion of any incentive-based compensation awarded to our executive officers must be recouped if we restate our consolidated financial statements. Under this policy, covered employees, including our NEOs, would be required to repay to the Company the difference between the amount of incentive-based compensation received and the amount that would have been payable under the restated financial statements, on a pre-tax basis. The foregoing summary of our Clawback Policy does not purport to be complete and is qualified by reference to our Clawback Policy, a copy of which can be found as Exhibit 97.1 to our Annual Report.

Practices Related to Timing of Equity Grants

Pursuant to our compensation programs, we may grant stock option awards to certain employees from time to time. We have not adopted a formal policy regarding the timing of equity award grants, including stock option grants. However, the Compensation Committee generally approves equity award grants during a regularly scheduled meeting in the second quarter of the fiscal year. On occasion, the Compensation Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. While the Compensation Committee has discretionary authority to grant equity awards to our NEOs outside of the cycle described above, the Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on equity grant dates.

Director Compensation

The compensation for the fiscal year ended December 31, 2025 for our independent non-employee directors is set forth below, payable in cash. Directors employed by Satellogic and directors affiliated with certain related parties did not receive compensation in 2025 for their services as a director. Annual retainer fees are payable quarterly in arrears.

Cash Compensation:	$60,000

Audit Chair Fee:	$20,000

Restricted Stock:	$175,000

Expense Reimbursement

We reimburse directors for travel expenses related to attending Board and committee meetings and for other company related business. In certain circumstances, we may also invite director spouses to accompany directors to some of our Board meetings, for which we pay or reimburse travel expenses.

2025 Director Compensation

The following table sets forth the compensation paid in 2025 to each independent non-employee director.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Ted Wang(3)	60,000	175,000	235,000
Marcos Galperin(2)	-	-	-
Kelly J. Kennedy	80,000	175,000	255,000
Peter Thomas Killalea(3)	-	235,000	235,000
Miguel Gutiérrez	30,000	175,000	205,000

(1) Represents the aggregate grant-date fair value of time-vesting RSUs for Messrs. Wang, Gutiérrez and Killalea and Ms. Kennedy, which were granted as the equity component of each non-employee director’s annual retainer on June 23, 2025. Mr. Killalea elected to receive the cash portion of his compensation as equity. The fair value of RSUs is based on the closing price per share of the Company’s common stock on the grant date determined in accordance with FASB ASC Topic 718 (“Topic 718”). The award of RSUs represents the right to receive shares of common stock upon the vesting date of the award. The RSUs will vest on May 31, 2026.

(2) Mr. Galperin resigned from the Board, effective June 6, 2025.

(3) Messrs. Wang and Killalea elected to defer the settlement of their vested RSUs

PROPOSAL 2 - RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Satellogic’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Ernst & Young LLP (“EY”) audited our consolidated financial statements for the 2025 and 2024 fiscal years. As discussed below, our Audit Committee, which has sole and direct responsibility for the appointment, compensation, oversight, evaluation, retention and termination of any independent registered public accounting firm engaged by the Company, considers EY to be well qualified and has appointed EY as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2026. This proposal asks you to ratify the Audit Committee’s appointment of EY as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EY to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice.

The Audit Committee, along with senior management, reviewed EY’s performance as part of its consideration of whether to re-appoint EY as our independent registered public accounting firm. As part of this review, the Audit Committee considered, among other things:

●	EY’s independence and objectivity;
●	the communications and interactions with EY over the course of the prior year;
●	the breadth and complexity of our business and its national footprint and the resulting demands placed on the auditing firm;
●	external data and management’s perception relating to the depth and breadth of EY’s auditing qualification and experience;
●	EY’s historical and recent performance;
●	recent Public Company Accounting Oversight Board (United States) (“PCAOB”) inspection reports on the firm;
●	the length of time that EY has served as our independent registered public accounting firm;
●	the quantity and quality of EY’s staff and national reach;
●	the appropriateness of EY’s fees; and
●	the potential impact of changing our independent registered public accounting firm.

The Audit Committee recognized the ability of EY to provide both the necessary expertise to audit our business and the matching national footprint to audit the Company nationwide, as well as other factors, including the policies that EY follows with respect to the rotation of its key audit personnel so that there is a new partner-in-charge at least every five years. The Audit Committee is involved in the selection of the new partner-in charge of the audit engagement when there is a rotation.

Based on the results of its review, the Audit Committee concluded that EY is independent and objective and that it is in the best interests of the Company and its stockholders to appoint EY to serve as the Company’s independent registered public accounting firm for Fiscal 2026. Consequently, the Audit Committee has appointed EY as the Company’s independent registered public accounting firm for Fiscal 2026, and the Board is recommending that the Company’s stockholders ratify this appointment.

If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain EY but may, nonetheless, choose to retain EY as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Company and its stockholders.

A representative of EY is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Below is information on the fees billed for services rendered by Ernst & Young LLP, Satellogic’s independent registered public accounting firm, for the fiscal years ended December 31, 2025 and 2024.

(in thousands of U.S. dollars)

Services Provided	2025	2024
Audit Fees(1)	1,313	1,219
Audit-Related Fees(2)	-	15
Tax Fees(3)	-	15
Total	1,313	1,249

(1) “Audit Fees” includes fees for professional services rendered by our independent external auditors in connection with the audit of the annual consolidated financial statements, the review of interim consolidated financial statements, statutory audits required internationally, other assurance procedures, comfort letters and the review of documents publicly filed.

(2) “Audit-Related Fees” includes accounting certificates prepared by our independent external auditors in Argentina and similar requests in other jurisdictions.

(3) “Tax Fees” includes fees for professional services rendered by our independent external auditors for transfer pricing services in Argentina and similar requests in other jurisdictions.

Required Vote

Ratification of the appointment of EY as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority in voting power of the shares present, either present or by proxy, and entitled to vote thereon at the Annual Meeting.

Recommendation of the Board of Directors

The Board unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2026.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has adopted requirements regarding pre-approval of audit or non-audit services as part of its Audit Committee Charter. The Audit Committee Charter provides that the Audit Committee shall have the ultimate authority to approve all audit engagement terms and fees, and requires that the Audit Committee must approve in advance any retainer of the auditors to perform any non-audit service to us (together with all non-audit service fees) that it deems advisable in accordance with applicable requirements and the Board approved policies and procedures. The Audit Committee will consider the impact of such service and fees on the independence of the auditor. The Audit Committee may delegate pre-approval authority for non-audit services to a member of the Audit Committee; however, the decisions of any member of the Audit Committee to whom this authority has been delegated must be presented to the full Audit Committee at its next scheduled Audit Committee meeting.

Audit Committee Report(1)

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent under applicable Nasdaq listing standards and SEC rules. The Audit Committee operates under a written charter approved by the Board of Directors and held five meetings in fiscal 2025. A copy of the charter is available on the Company’s website at www.satellogic.com by choosing the “Investor Relations” link then clicking on the “Governance” section.

Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee both processes. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers and others of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2025 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required under the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit Committee received the written disclosures from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report.

The Audit Committee also has appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal 2026.

Respectfully submitted,

Audit Committee

Kelly J. Kennedy, Chair

Ted Wang

Peter Thomas Killalea

(1) This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers other than our Chief Executive Officer, Mr. Kargieman. Biographical information with respect to Mr. Kargieman is set forth above under “Proposal 1 – Election of Directors.”

Rick Dunn, Chief Financial Officer

Age: 57

Mr. Dunn has served as our Chief Financial Officer since January 2019. Mr. Dunn brings over 25 years of financial leadership to the company that includes executive roles in both public and private companies as well as over 10 years in public accounting.

Prior to joining us, Mr. Dunn served as Chief Executive Officer of PowerTeam Services, LLC, a super-regional utility service company, from February 2018 to November 2018 and as Executive Vice President and Chief Financial Officer at ACN Inc., a telecommunications company, from October 2014 to January 2018. Mr. Dunn also served as Senior Vice President & Chief Financial Officer at Trilogy International Partners Inc., a wireless carrier, and as Corporate Controller for Western Wireless International. In addition, his experience includes 10 years with the public accounting firm of Grant Thornton LLP.

Mr. Dunn is a Certified Public Accountant (inactive) and holds a B.B.A. degree from Pacific Lutheran University, an M.B.A. from Seattle University and is an alumnus of Stanford University’s Graduate School of Business Executive Program.

EXECUTIVE COMPENSATION

2025 Summary Compensation Table

The following table sets forth the compensation earned by each of our Named Executive Officers (“NEOs”) for 2025 and 2024.

Name and principal position	Year	Salary ($)	Bonus ($)		Stock awards ($)		All other compensation ($)(5)	Total ($)
Emiliano Kargieman - Chief Executive Officer	2025	500,608	168,750		1,500,001	(1)	-	2,169,359
	2024	477,841	-		-		-	477,841
Rick Dunn - Chief Financial Officer	2025	461,500	418,750	(7)	600,002	(2)	-	1,480,252
	2024	461,500	250,000	(6)	410,955	(3)	10,095	1,132,550
Matt Tirman – Former President (9)	2025	420,000	350,625	(8)	600,002	(2)	-	1,370,627
	2024	420,000	-		410,125	(4)	12,929	843,054

(1) Mr. Kargieman was granted 423,729 RSUs on June 23, 2025 valued at the grant date value of $3.54 per share on the Company’s closing stock price on that date, of which 26,483 vested on September 20, 2025, 26,483 vested on December 20, 2025, 26,483 vested on March 20, 2026 and the remainder vest quarterly beginning June 20, 2026 through June 20, 2029, generally subject to continued employment through each vesting date.

(2) Mr. Dunn and Mr. Tirman were each granted 169,492 RSUs on June 23, 2025 valued at the grant date value of $3.54 per share on the Company’s closing stock price on that date, for each officer, 10,593 vested on September 20, 2025, 10,593 vested on December 20, 2025, 10,593 vested on March 20, 2026, and the remainder vest quarterly beginning June 20, 2026 through June 20, 2029, generally subject to continued employment through each vesting date. The remainder of RSUs that vest quarterly beginning June 20, 2026 were forfeited by Mr. Tirman in connection with his resignation.

(3) Mr. Dunn was granted 373,595 RSUs on June 7, 2024 valued at the grant date value of $1.10 per share based on the Company’s closing stock price on that date, of which 23,349 vested on June 20, 2024, 23,350 vested on September 20, 2024, 23,349 vested on December 20, 2024, 23,345 vested on March 20, 2025, 23,350 vested on June 20, 2025, 23,350 vested on September 20, 2025, 23,349 vested on December 20, 2025, 23,350 vested on March 20, 2026 and the remainder vest quarterly beginning June 20, 2026 through March 20, 2028, generally subject to continued employment through each vesting date.

(4) Mr. Tirman was granted 372,841 RSUs on June 7, 2024 valued at the grant date value of $1.10 per share based on the Company’s closing stock price on that date, of which 23,302 vested on June 20, 2024, 23,303 vested on September 20, 2024, 23,302 vested on December 20, 2024, 23,303 vested on March 20, 2025, 23,302 vested on June 20, 2025, 23,303 vested on September 20, 2025, 23,302 vested on December 20, 2025, 23,303 vested on March 20, 2026 and the remainder were forfeited by Mr. Tirman in connection with his resignation..

(5) For Mr. Dunn, includes company matching contributions to our 401(k) plan. For Mr. Tirman, in 2024, includes relocation reimbursements.

(6) Mr. Dunn received a one-time incentive payment in December of 2024, pursuant to the terms of the Dunn Offer Letter (detailed below), which payment was triggered by the Company receiving $40 million in aggregate consideration through a series of transactions.

(7) Mr. Dunn received a one time retention bonus of $231,500 in July of 2025 for his continued employment with the Company through July 1, 2025 Mr. Dunn earned a performance bonus of $187,500 in 2025, as established by the Board, which was paid in March of 2026.

(8) Mr. Tirman received a one time retention bonus of $210,000 in July of 2025 for his continued employment with the Company through July 1, 2025. Mr. Tirman earned a performance bonus of $140,625 in 2025, as established by the Board, which was paid in March of 2026.

(9) Mr. Tirman resigned from the Company effective as of March 31, 2026, and did not receive any severance benefits in connection with his resignation.

Employment Agreements

Chief Executive Officer

Emiliano Kargieman was appointed Chief Executive Officer effective November 13, 2013. He entered into his most recent employment agreement with the Company on October 5, 2021. Under the agreement, Mr. Kargieman receives (i) an annual base salary of 442,130 euros (approximately $500,608 at December 31, 2025), (ii) eligibility to receive an annual cash bonus having a target value of $225,000, subject to the performance of the Company during 2025 and Board approval, (iii) eligibility to receive an annual grant of RSUs having a current target value of $1,500,000, per year (target value set by the Compensation Committee on June 23, 2025) and vesting at a rate of 6.25% per quarter, subject to Board approval, and (iv) standard Company benefits that may be reviewed, but not necessarily increased, from time to time. In addition, pursuant to the Non-Disclosure Agreement, dated November 11, 2013, by and between Mr. Kargieman and the Company, Mr. Kargieman is subject to confidentiality provisions and non-solicitation restrictive covenants for a period following the termination of his employment.

Chief Financial Officer

Rick Dunn was appointed Chief Financial Officer effective January 13, 2019 and he entered into an offer letter with the Company on January 11, 2019, which was subsequently amended by a letter agreement on May 11, 2023 (collectively, the “Dunn Offer Letter”). The Dunn Offer Letter includes (i) an annual base salary of $461,500 currently, (ii) the change in control bonus and severance benefits as described in the section below entitled “Potential Payments upon Termination or Change in Control,” (iii) eligibility to receive an annual cash bonus having a target value of $187,500, subject to the performance of the Company during 2025 and Board approval, (iv) eligibility to receive an annual grant of RSUs having a current target value of $600,000 per year (target value set by the Compensation Committee on June 23, 2025) and vesting at a rate of 6.25% per quarter, subject to Board approval, and (v) eligibility to participate in the Company employee benefits plans. In addition, pursuant to the Non-Disclosure Agreement, dated January 17, 2019, by and between Mr. Dunn and the Company, Mr. Dunn is subject to confidentiality provisions and non-solicitation restrictive covenants for a period following the termination of his employment.

Potential Payments upon Termination or Change of Control

The Dunn Offer Letter provides that upon a termination of employment with the Company in which both the executive and the Company agree in writing, it is intended that Mr. Dunn would receive six months of base salary and COBRA expenses, subject to the executive’s execution and delivery of a general release of claims in favor of the Company. Mr. Dunn’s agreement provides that he would receive (i) an extended option exercise period equal to one year following termination, and (ii) full acceleration of all outstanding stock options and RSU awards. In addition, Mr. Dunn’s agreement included a potential one-time cash bonus of $250,000 if the Company underwent a change in control, transferred a majority of the interests in the Company, or a transaction or series of transactions pursuant to which the Company received at least $40,000,000 in aggregate consideration, in each case, while Mr. Dunn is employed by the Company. This one-time incentive was paid to Mr. Dunn in December of 2024 as described in the footnotes to the Summary Compensation Table detailed above.

The award agreement pursuant to which the RSUs held by our NEOs were issued provides for accelerated vesting upon (i) the NEO’s death or disability, (ii) a change in control of the Company if the RSUs are not assumed by the successor company, or (iii) a termination of the NEO’s employment without cause in connection with or within 12 months following the occurrence of a change in control. For purposes of the foregoing, “cause” generally means (a) the failure by the NEO to perform, in a reasonable manner, his or her duties as assigned by the Company, (b) any violation or breach by the NEO of his or her employment, consulting or other similar agreement with the Company, if any, (c) any violation or breach by the NEO of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company, (d) any act by the NEO of dishonesty or bad faith with respect to the Company, (e) use of alcohol, drugs or other similar substances in a manner that adversely affects the NEO’s work performance, or (f) the commission by the NEO of any act, misdemeanor, or crime reflecting unfavorably upon the NEO or the company.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the outstanding stock awards held by our NEOs as of December 31, 2025.

Name	Grant Date	Number of Shares or Units of Stock that have not Vested(#)	Market Value of Shares or Units of Stock that have not Vested ($) (1)
Emiliano Kargieman	6/23/2025 (2)	370,763	693,327
Rick Dunn	12/2/2022 (3)	4,692	8,774
	8/9/2023 (4)	55,431	103,656
	6/7/2024 (5)	210,149	392,979
	6/23/2025 (2)	148,306	277,332
Matthew Tirman(6)	6/7/2024 (5)	209,724	392,182
	6/23/2025 (2)	148,307	277,334

(1) Reflects award value based on a price of $1.87 per share based on the Company’s closing stock price on December 31, 2025.

(2) These RSUs vest in equal quarterly installments from June 23, 2025 through June 20, 2029, generally subject to continued employment through each vesting date. RSUs vesting subsequent to March 31, 2026 were forfeited by Mr. Tirman in connection with his resignation.

(3) These RSUs vest in equal quarterly installments from December 2, 2022 through March 20, 2026, generally subject to continued employment through each vesting date.

(4) These RSUs vest in equal quarterly installments from September 20, 2023 through June 20, 2027, generally subject to continued employment through each vesting date.

(5) These RSUs vest in equal quarterly installments from June 20, 2024 through March 20, 2028, generally subject to continued employment through each vesting date. RSUs vesting subsequent to March 31, 2026 were forfeited by Mr. Tirman in connection with his resignation.

(6) Mr. Tirman resigned from the Company effective as of March 31, 2026.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table sets forth information, as of December 31, 2025, with respect to our compensation plans under which common stock is authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity compensation plans approved by security holders	5,211,103	$2.22	(1)	5,730,259
Equity compensation plans not approved by security holders	-	$-		-
Total	5,211,103			5,730,259

(1)	The weighted-average exercise price does not take into account 795,900 of vested RSUs, the settlement for which has been deferred by Messrs. Wang and Killalea and 3,096,724 unvested RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Principal Holders of Stock

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock based on the latest reporting with the SEC:

	Class A Common Stock Shares Beneficially Owned(1)
Name and Address of Owner	Number	% of Class
Pitanga Invest Ltd. – PO Box 309, Ugland House, Cayman Islands(2)	10,594,133	7.99
Liberty Strategic Capital (SATL) Holdings, LLC – 2099 Pennsylvania Ave NW, Washington, DC(3)	42,500,000	27.39
Cantor Fitzgerald, L.P – 110 East 59th Street, New York, NY, 10022(4)	11,836,142	8.76
Alyeska Investment Group, L.P. – 77 West Wacker Drive, 7th Floor, Chicago, IL 60601(5)	9,056,667	6.83

(1) The percentages reported are based on 132,660,856 shares of Class A common stock and 10,582,641 shares of Class B common stock outstanding as of April 10, 2026. The percentages are also based on any securities of which each person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. For purposes of the table above, and in accordance with the rules of the SEC, we deem shares of Class A common stock subject to stock options and warrants that are currently exercisable or exercisable within sixty days of April 10, 2026, to be outstanding and to be beneficially owned by the person holding or beneficially owning the stock options and warrants for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Information related to Pitanga Invest Ltd.’s beneficial ownership is derived from its Schedule 13G filed with the SEC on October 3, 2023. Pitanga Invest Ltd. reports sole voting power and sole dispositive power with respect to all 10,594,133 shares.

(3) Information related to Liberty Strategic Capital (SATL) Holdings, LLC’s beneficial ownership is derived from its Amendment No. 1 to its Schedule 13D filed with the SEC on December 13, 2022. Includes (a) 20,000,000 shares of Class A common stock and (b) 20,000,000 shares of Class A common stock issuable upon the exercise of warrants, in each case, held by Liberty Strategic Capital (SATL) Holdings, LLC. Also includes 2,500,000 shares of Class A common stock issuable upon the exercise of warrants held by Liberty 77 Capital L.P. (the “Liberty Manager”). The Liberty Manager is the investment manager of the managing members of Liberty Strategic Capital (SATL) Holdings, LLC. Liberty 77 Capital Partners L.P. is the general partner of the Liberty Manager. Liberty Capital L.L.C. is the general partner of Liberty 77 Capital Partners L.P. STM Partners LLC is the managing member of Liberty Capital L.L.C. Steven T. Mnuchin is a director of Satellogic Inc. and the president of STM Partners LLC. As such, Liberty 77 Capital Partners L.P., Liberty Capital L.L.C., STM Partners LLC and Mr. Mnuchin may be deemed to have beneficial ownership of the Class A common stock or warrants, as applicable, held directly by Liberty Strategic Capital (SATL) Holdings, LLC and Liberty 77 Capital L.P., respectively. Each such entity or person disclaims beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4) Information related to Cantor Fitzgerald, L.P.’s ownership is derived from its Amendment No. 5A to its Schedule 13D filed with the SEC on March 26, 2026, which reports that CFAC Holdings V, LLC is the record holder of 10,488,738 shares of Class A common stock and Cantor Fitzgerald Securities is the record holder of 814,071 shares of Class A common stock, and that, together, Cantor Fitzgerald L.P., CF Group Management, Inc. and Brandon G. Lutnick may be deemed to beneficially own, and have shared voting and dispositive power over, an aggregate of 11,302,809 shares. In addition, this total includes 533,333 shares of Class A common stock issuable upon the exercise of warrants, in each case, held directly by CFAC Holdings V, LLC. Each such entity or person disclaims beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Pursuant to Amendment No. 5B to its Schedule 13D filed with the SEC on March 26, 2026, CF&Co. is no longer a reporting person.

(5) Information related to Alyeska Investment Group, L.P.’s ownership is derived from its Schedule 13G filed with the SEC on February 17, 2026, which reports that Alyeska Investment Group, L.P., together with Alyeska Fund GP, LLC and Anand Parekh have shared voting and shared dispositive power over 9,056,667 shares of Class A common stock inclusive of warrants to purchase 56,667 shares.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 10, 2026, by each of our directors and named executive officers; and all of our directors and executive officers as a group.

	Class A Common Stock Shares Beneficially Owned		Class B Common Stock Shares Beneficially Owned
Directors and Named Executive Officers (1)	Number	% of Class(2)	Number	% of Class
Emiliano Kargieman	1,363,623	1.03	10,582,641	100
Rick Dunn	228,028	*
Matt Tirman	154,184	*
Ted Wang(3)	332,922	*
Kelly J. Kennedy	180,685	*
Steven T. Mnuchin(4)	42,500,000	27.39
Joseph Dunford	0	*
Peter Thomas Killalea	339,949	*
Miguel Gutiérrez	49,435	*
All directors and current executive officers as a group (9 persons)	45,051,419	29.09	10,582,641	100

(1) Unless otherwise noted, the business address of each of the following entities or individuals is Satellogic Inc., 210 Delburg Street, Davidson, North Carolina 28036.

(2) The percentages reported are based on 132,660,856 shares of Class A common stock and 10,582,641 shares of Class B common stock outstanding as of April 10, 2026. An “*” indicates less than 1% ownership. For purposes of the table above, and in accordance with the rules of the SEC, we deem shares of Class A common stock subject to stock options and warrants that are currently exercisable or exercisable within sixty days of April 10, 2026 to be outstanding and to be beneficially owned by the person holding or beneficially owning the stock options and warrants for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Shares of Class A common stock for Mr. Wang includes 332,922 exercisable stock options.

(4) Information related to Liberty Strategic Capital (SATL) Holdings, LLC’s beneficial ownership is derived from its Amendment No. 1 to its Schedule 13D filed with the SEC on December 13, 2022. Includes (a) 20,000,000 shares of Class A common stock and (b) 20,000,000 shares of Class A common stock issuable upon the exercise of warrants, in each case, held by Liberty Strategic Capital (SATL) Holdings, LLC. Also includes 2,500,000 shares of Class A common stock issuable upon the exercise of warrants held by Liberty 77 Capital L.P. (the “Liberty Manager”). The Liberty Manager is the investment manager of the managing members of Liberty Strategic Capital (SATL) Holdings, LLC. Liberty 77 Capital Partners L.P. is the general partner of the Liberty Manager. Liberty Capital L.L.C. is the general partner of Liberty 77 Capital Partners L.P. STM Partners LLC is the managing member of Liberty Capital L.L.C. Steven T. Mnuchin is a director of Satellogic Inc. and the president of STM Partners LLC. As such, Liberty 77 Capital Partners L.P., Liberty Capital L.L.C., STM Partners LLC and Mr. Mnuchin may be deemed to have beneficial ownership of the Class A common stock or warrants, as applicable, held directly by Liberty Strategic Capital (SATL) Holdings, LLC and Liberty 77 Capital L.P., respectively. Each such entity or person disclaims beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address for each of the entities and individuals set forth in this footnote 4 is 2099 Pennsylvania Ave NW, Washington, DC.

OTHER MATTERS

Stockholder Proposals for 2027 Annual Meeting of Stockholders

Stockholder proposals should be sent to us via certified mail at Satellogic Inc, 210 Delburg Street, Davidson, NC 28036, Attention: Noah Benz, Corporate Secretary. To be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is December 24, 2026. However, in accordance with the provisions of Rule 14a-8(e) of the Exchange Act, if the date of the 2027 Annual Meeting of Stockholders is changed by more than thirty days from the date of the 2026 Annual Meeting of Stockholders, the deadline for submitting proposals to be presented at the 2027 Annual Meeting of Stockholders will be a reasonable time before the Company begins to print and mail its proxy materials for the 2027 Annual Meeting of Stockholders.

Other stockholder proposals not made in accordance with the provisions of Rule 14a-8 of the Exchange Act or director nominations must be submitted to the Secretary of the Company no later than the 90th day (March 5, 2027) and no earlier than the 120th day (February 3, 2027) prior to the first anniversary date of the Annual Meeting in order to be considered timely and must contain the information specified in and otherwise comply with the Bylaws (including, with respect to director nominations, the information required by Rule 14a-19 of the Exchange Act in the case of a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees).

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Communication with Satellogic’s Board of Directors

Any stockholder or other interested party who desires to contact any member of the Board may do so in one of the following two ways:

●	electronically by sending an e-mail to the following address: boardofdirectors@satellogic.com, or
●	in writing to the following address: Board of Directors, Satellogic Inc, 210 Delburg Street, Davidson, NC 28036.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chairperson of the Audit Committee for review.

Available Information

We maintain an internet website at www.satellogic.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee, Corporate Governance Committee, and Finance Committee, together with certain other corporate governance materials, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, can be found under the Investor Relations – Governance section of our website located at www.satellogic.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2025 Annual Report, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations - Financials - SEC Filings section of our website, located at www.investors.satellogic.com. A request for a copy of such report should be directed to Satellogic Inc., 210 Delburg Street, Davidson, NC 28036, Attention: Investor Relations. A copy of any exhibit to the 2025 Annual Report will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you electronically. We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our Proxy Statement and Annual Report online on or about April 23, 2026. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary at Satellogic Inc., 210 Delburg Street, Davidson, NC 28036, gc@satellogic.com.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Corporate Secretary, as indicated above. Beneficial owners of shares can request information about householding from their nominee.

SATELLOGIC

SATELLOGIC INC.
210 DELBURG STREET
DAVIDSON, NC 28036

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 2, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SATL2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 2, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V95728-P51381 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SATELLOGIC INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

Nominees:	**For**	**Withhold**
1a. Tom Killalea	☐	☐
1b. Miguel Gutierrez	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V95729-P51381

SATELLOGIC INC.
Annual Meeting of Stockholders
June 3, 2026 at 11:30 AM, ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Rick Dunn and Lorri Kohler, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common stock & Class B Common stock of SATELLOGIC INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 11:30 AM, ET on June 3, 2026, virtually at www.virtualshareholdermeeting.com/SATL2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side